Exhibit 99.1

NEWS

	INVESTOR CONTACT:	(818) 225-3550
David Bigelow or Lisa Riordan
	MEDIA CONTACT:	(800) 796-8448

COUNTRYWIDE REPORTS JULY 2006 OPERATIONAL RESULTS

CALABASAS, CA (August 9, 2006) – Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended July 31, 2006.  Operational highlights included the following:

•                  Mortgage loan fundings for the month of July were $36 billion, a decrease of 19 percent from July 2005.  Year-to-date fundings of $256 billion were essentially flat as compared to last year.

•                  Monthly purchase volume in July was $17 billion as compared to $21 billion for July 2005.  Year-to-date purchase activity of $119 billion was down 3 percent from last year.

•                  Adjustable-rate loan fundings for the month of July were $17 billion, a decline of 27 percent from July 2005.  Year-to-date adjustable-rate volume was $125 billion, down 10 percent from last year.

•                  Home equity loan fundings for July increased 4 percent from July 2005 to reach $3.8 billion.  Year-to-date home equity fundings were $27 billion, 16 percent higher than last year.

•                  Nonprime loan fundings in July were $3.4 billion, compared with $3.7 billion for the year-ago period.  Year-to-date nonprime loan funding volume of $24 billion was essentially unchanged from the comparable period last year.

•                  Consolidated pay-option loan fundings for the month of July were $5.1 billion, compared with $8.6 billion in July of last year.  Year-to-date pay-option fundings were $44 billion, as compared to $50 billion from the same period last year.

•                  It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to total 100 percent of total fundings.

•                  Average daily mortgage loan application activity in July was $2.5 billion, a decrease of 15 percent from last year.  The mortgage loan pipeline was $62 billion at July 31, 2006 as compared to $77 billion at July 31, 2005.

•                  The mortgage loan servicing portfolio totaled $1.2 trillion at July 31, 2006, an increase of 22 percent from July 31, 2005.

•                  Total assets for Banking Operations were $85 billion at July 31, 2006, an increase of $15 billion, or 21 percent, from July 31, 2005.

•                  Securities trading volume in the Capital Markets segment of $279 billion for the month of July 2006 was down 6 percent from July 2005.  Year-to-date securities trading volume reached $2.2 trillion, an increase of 9 percent year over year.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation. Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.
All rights reserved.

•      Net earned premiums from the Insurance segment were $94 million for July 2006, compared with $82 million for the year-ago period.  Year-to-date net earned premiums were $658 million, rising 33 percent from last year.

“Residential mortgage loan production for the month of July 2006 reflected current market conditions,” said Stanford L. Kurland, President and Chief Operating Officer.  “Countrywide’s mortgage loan production volume was down 19 percent as compared to July 2005.  The decline in purchase activity was consistent with our overall funding volume, as the pace of home sales has slowed.  The servicing portfolio continued to grow, adding $14 billion from last month and $220 billion from last year.  In addition, we experienced strong operational growth from our other business segments.  Total assets from our Banking Operations rose 21 percent from July 2005 to reach $85 billion.  Year-to-date securities trading volume at our Capital Markets segment increased 9 percent from the prior year period, and year-to-date net premiums earned from our Insurance segment were 33 percent greater than the same period a year ago.”

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500.  Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company.  For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	July 31,	July 31,	July 31,
	2006	2005	2006
LOAN PRODUCTION
Number of Working Days in the Period	20	20	146
Average Daily Mortgage Loan Applications	$2,539	$2,973	$2,591
Mortgage Loan Pipeline (loans-in-process)	$62,230	$77,007
Commercial Real Estate Loan Pipeline (loans-in-process)	$203	$521

Loan Fundings:
Consumer Markets Division	$12,978	$14,230	$88,895
Wholesale Lending Division	7,786	9,448	58,220
Correspondent Lending Division	14,023	19,772	97,079
Capital Markets	944	659	11,564
Total Mortgage Loan Fundings	35,731	44,109	255,758
Commercial Real Estate Fundings	427	293	2,390
Total Loan Fundings	$36,158	$44,402	$258,148

Bank Mortgage Loan Fundings (2)	$11,845	$5,539	$48,507

Loan Fundings in Units:
Consumer Markets Division	82,294	89,262	577,588
Wholesale Lending Division	37,798	45,702	282,209
Correspondent Lending Division	71,023	99,353	485,027
Capital Markets	3,716	2,446	44,301
Total Mortgage Loan Fundings in Units	194,831	236,763	1,389,125
Commercial Real Estate	40	22	271
Total Loan Fundings in Units	194,871	236,785	1,389,396

Bank Mortgage Loan Units (2)	74,781	43,732	345,335

Mortgage Loan Fundings: (3)
Purchase	$17,228	$20,982	$119,000
Non-purchase	18,503	23,127	136,758
Total Mortgage Loan Fundings	$35,731	$44,109	$255,758

Mortgage Loan Fundings by Product:
Government Fundings	$1,047	$995	$7,239
ARM Fundings	$16,936	$23,275	$125,307
Home Equity Fundings	$3,798	$3,641	$27,322
Nonprime Fundings	$3,354	$3,661	$23,765

MORTGAGE LOAN SERVICING (4)
Volume	$1,210,919	$990,624
Units	7,813,034	6,957,389
Subservicing Volume (5)	$22,012	$28,783
Subservicing Units	207,213	261,325
Prepayments in Full	$16,934	$21,860	$119,199
Bulk Servicing Acquisitions	$34	$6,279	$206
Portfolio Delinquency - CHL (6)	4.11%	3.86%
Foreclosures Pending - CHL (6)	0.48%	0.40%

(more)

	Month Ended		Year-to-Date
	July 31,	July 31,	July 31,
	2006	2005	2006
LOAN CLOSING SERVICES (units)
Credit Reports	818,603	856,161	6,001,920
Flood Determinations	196,237	290,446	1,957,381
Appraisals	102,950	106,283	717,816
Automated Property Valuation Services	444,637	726,083	4,565,262
Other	15,160	13,311	113,311
Total Units	1,577,587	1,992,284	13,355,690

CAPITAL MARKETS
Securities Trading Volume (7)	$278,625	$295,824	$2,191,316

BANKING
Banking Operations Assets (in billions)	$85	$70

INSURANCE
Net Premiums Earned:
Carrier	$75.5	$67.1	$532.6
Reinsurance	18.4	14.4	125.4
Total Net Premiums Earned	$93.9	$81.5	$658.0

Period-end Rates
10-Year U.S. Treasury Yield	4.99%	4.28%
FNMA 30-Year Fixed Rate MBS Coupon	6.15%	5.36%

(1)    This data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)    These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions and are included in “Total Mortgage Loan Fundings” above. The amounts include loans funded for both investment purposes and for sale. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(3)    Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4)    Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(5)    Subservicing volume for non-Countrywide entities.

(6)    Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7)    Includes trades with Mortgage Banking Segment.

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